Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in Medstone International, Inc.’s Registration Statements on Form S-8 (Nos. 33-32891, 33-45470, 33-32892, and 33-36707) of our report on the audit of the consolidated financial statements of Medstone International, Inc., as of and for the years ended December 2002 and 2001. Our report, which is dated February 7, 2003, appears in the Annual Report on Form 10-K of Medstone International, Inc., for the year ended December 31, 2002. Our report refers to a change in the method of accounting for goodwill in 2002.

/s/ MOSS ADAMS LLP

Santa Rosa, California

March 21, 2003